Exhibit 99.1

Exhibit 99.1 Earnings Press Release, dated August 12, 2026

SKYX Reports 14% Growth and Record Sales of $25.3 Million in Q-2 2026 Compared to $22.1 Million in Q-1 2026 and 10 Consecutive Quarters of Growth YoY and as It Continues to Grow Its Market Penetration

SKYX Reports over $27.7 Million in Cash and Cash Equivalents as of June 30, 2026, Management Believes It Has Sufficient Cash to Achieve Its Goals Including Becoming Cash Flow Positive as It Exits 2026

39% Reduction in Cash Used in Operating Activities to $3.7 million in Q-2 of 2026 from $6.0 million in Q-1 of 2026

Gross Profit Continues to Grow with 4% Increase to $7.3 Million in Q-2 of 2026 Compared to Q-2 of 2025 and a 10% Increase to $13.9 Million for the First Half of 2026 Compared to $12.7 Million for the First Half of 2025

SKYX Recently Announced it Will Supply Its Technologies During a Renovation of a Marriott City Center Hotel in Durham, NC

In May 2026 SKYX Announced Its Technology Will Become Brand Standard for European Hotel Developers Group OTT, Developer Over 250 Hotels and Buildings Across Europe

In May 2026 SKYX Announced Its First European Hotel in France During a Renovation of an Historical Architectural Preservation Hotel, The Grand Hotel du Parc (formerly The Grand Medicis Hotel)

In June 2026 SKYX Announced It Will Deploy Its Technologies to Its Second European Hotel During a Renovation of 5-Star Accor Hospitality Group Hotel Mozart Prague

SKYX Signed Additional Agreement with Group OTT Heritage Hospitality Group to Deploy and Market Its Technologies to Vast European Hotel Market of Over 132,000 Hotels

In May 2026 SKYX Signed a Licensing Agreement for Its Advanced Technologies with U.S., Canada, and Global Leading Lighting Company Eurofase

SKYX Is Expected to Deploy Over 1-Million Units of Its Products including Its Advanced Smart Home Plug-and-Play Technologies During the Course of Its Projects and to Over 100,000 Units/Homes by the End of 2026 Through Its Pro and Retail Segments

SKYX’s Future Projects in the U.S. and Globally Include Projects in North Carolina, Austin, San Antonio, South Florida (Including Miami’s New $4 Billion Smart City), New York, Europe, Saudi Arabia, and Egypt

Despite One of the Hottest Summers on Record, SKYX’s Sales of Its Patented Turbo Heater Fan are Continuing to Grow and Company Expects Sales to Significantly Grow Towards Fall and Winter Seasons and Will Provide Additional Products in New Designs and Larger Sizes

SKYX’s Technology Expansion Provides Additional Opportunities for Future Recurring Revenues Through Interchangeability, Upgrades, AI Services, Monitoring, Subscriptions, and More

SKYX’s Enhanced Safety Code Standardization Team Continues Its Progress Toward Its Goal of a Safety-Mandated Standardization in Homes/Buildings of Its Life-Saving Ceiling Outlet/Receptacle Technology

MIAMI, FL – August 12, 2026 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive advanced smart home and AI platform technology company with over 100 pending and issued patents globally and 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the second quarter ended June 30, 2026.

●	SKYX will hold a conference call today, August 12, 2026, at 4:30 pm, Eastern Time, to discuss the results. See below for dial-in information.

Second Quarter 2026 Highlights and Recent Events

●	Generated an increase of 14% in revenues to a record $25.3 million in second quarter 2026 compared to $22.1 million in revenues in first quarter 2026 and an increase of 10% compared to $23.1 million for the second quarter of 2025.
●	As of June 30, 2026, Company reported $27.7 million in total cash, cash equivalents, and restricted cash compared to $10.1 million as of December 31, 2025.
●	Reporting 10 consecutive YoY quarters of growth.
●	Revenues for the six months ended June 30, 2026, increased 10% to a record $47.4 million compared to $43.2 million for the six months ended June 30, 2025.
●	SKYX continues to leverage the rapid conversion of its e-commerce sales into cash, advancing it’s cash position often referred to as the “Dell Working Capital Model”, lowering its cost of capital.
●	Management believes it has sufficient cash to achieve its goals including becoming cash flow positive exiting 2026.
●	The gross profit for the second quarter ending June 30, 2026, increased comparatively to the second quarter of 2025 by 4% to $7.3 million. Gross profit for the six months ended June 30, 2026, increased comparatively by 10% to $13.9 million, compared to $12.7 million for the six months ended June 30, 2025.
●	Net loss decreased by $0.6 million to $8.2 million in the second quarter of 2026 compared to $8.8 million in the second quarter of 2025 and decreased by $1.1 million sequentially compared to $9.3 million in the first quarter of 2026.
●	Net loss per share was $0.06 per share in the second quarter of 2026 compared to $0.08 in the second quarter of 2025.
●	Adjusted EBITDA loss, a non-GAAP measure, improved sequentially to $3.5 million in the second quarter of 2026 from $3.9 million in the first quarter of 2026, as compared to $2.6 million in the second quarter of 2025.
●	Net cash used in operating activities was reduced by 39% to $3.7 million in the second quarter of 2026 from $6.0 million in the first quarter of 2026.
●	The Company reduced interest-bearing debt by $2.0 million as of June 30, 2026.
●	The Company maintains a structurally favorable working capital profile, with customers paying in advance of supplier payment obligations. This results in a net working capital deficit representing 9.8% of revenues and supports rapid conversion of e-commerce sales into operating cash flow.

Builder / Hotel Segments and General Market Acceptance

●	SKYX Is Expected to Deploy Over 1-Million Units of Its Products including Its Advanced Smart Home Plug-and-Play Technologies During the Course of Its Projects and to Over 100,000 Units/Homes by the End of 2026 Through Its Pro and Retail Segments.
●	SKYX’s Future Projects in the U.S. and Globally Include Projects in North Carolina, Austin, San Antonio, South Florida (Including Miami’s New $4 Billion Smart City), New York, Europe, Saudi Arabia, and Egypt.
●	SKYX announced the launch of its patented advanced SKYFAN and Turbo Heater to the leading U.S. retailer The Home Depot, including a new SkyPlug branding page on HomeDepot.com.

●	SKYX recently announced the launch of its Turbo Heater fan at leading U.S. retailers Target, Walmart, and Lowe’s, and on its e-commerce platform across 60 websites.
●	Based on the Growing Sales of its patented Turbo Heater fan, SKYX is expanding the category of the “All-Season Ceiling Fan” — heat in winter and cool in summer — to provide additional products in new designs and larger sizes.

Technology Roadmap

●	SKYX’s technologies expansion provides additional opportunities for future recurring revenues through interchangeability, upgrades, AI services, monitoring, subscriptions, and more.
●	SKYX will be launching a new AI-driven system and infrastructure for its e-commerce platform of 60 websites, expected to significantly increase its conversion rate and sales.
●	The Company secured U.S. and global strategic manufacturing partnerships with premier manufacturers including in the U.S., Vietnam, Taiwan, China, and Cambodia.
●	SKYX announced a collaboration with the NVIDIA AI Ecosystem Connect Program. SKYX expects to grow its collaboration with NVIDIA through its existing and future smart home projects.

Safety Standardization Mandatory Code and Insurance Exposure

●	SKYX’s Safety Code Standardization Team is receiving support from a new significant prominent leader with its government safety agency’s process for a safety mandatory standardization of its electrical ceiling outlet/receptacle technology.
●	SKYX’s code team is led by industry veterans Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President and CEO of the American Lighting Association (ALA). The Company’s Safety Code Standardization team believes it will garner assistance from additional safety organizations with its code mandatory safety standardization efforts based on the product’s significant safety aspects. Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries. Both strongly believe that, considering the Company’s standardization progress including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturers Association) and being voted into 10 segments in the NEC Code Book, it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings.
●	The Company strongly believes its products can save insurance companies many billions of dollars annually by minimizing risks (e.g., reducing fires, ladder fall injuries, and electrocutions). Management expects that insurance companies will use the Company’s range and variations of its safe advanced plug & play products to reduce its exposure and minimize its risks.

Financing Highlights

●	SKYX cash, cash equivalents and restricted cash increased to $27.7 million as of June 30, 2026, as compared to $10.1 million as of December 31, 2025, as we raised $29 million in straight equity, with no warrants during January 2026 through two fundamental institutional investors, $25 million at $2.50 per share and $4 million at $2.00 per share.
●	In 2025 we extended $13.5 million in notes coming due with maturity out to 5 years until 2030.

Second Quarter 2026 Financial Results

The Company’s financial statements for the quarter ended June 30, 2026, are filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

Company’s Management, Board members, and Senior Advisors include former CEO’s and executives from Fortune 100 companies including Nielsen, Microsoft, Disney, GE, The Home Depot, Office Depot, Chrysler, among others.

The Company is trending positively, generating record second quarter 2026 revenues of $25.3 million representing a 14% increase compared to $22.1 million and a 10% increase as compared to $23.1 million for the second quarter of 2025, and record first half 2026 revenues of $47.4 million as compared to $43.2 million for the first half of 2025. The Company generated a gross profit for the second quarter ending June 30, 2026, increasing by 4% to $7.3 million, compared to the second quarter ending June 30, 2025, and a 9% increase to $13.9 million for the first half of 2026 compared to $12.7 million for the first half of 2025. We believe our positive trends will continue to accelerate through the balance of 2026 as we build out and execute on our channel strategy.

We are encouraged by the recently announced initiatives where we could supply hundreds of thousands of units in Europe, the Middle East including Saudi Arabia and Egypt, the $4 billion mixed-use smart city development in the Little River District in the heart of Miami, and projects in Pittsford, New York; North Carolina; Austin, Texas; and San Antonio, Texas. We continue to address the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize incremental licensing, subscription, and AI/data aggregation revenues.

Furthermore, our e-commerce website platform with 60 websites enhances the acceleration of marketing and distribution channels, collaborations, licensing, and sales to both professional and retail segments. Our websites include banners, videos, and educational materials regarding the simplicity, cost savings, time-saving, and life-saving aspects of the Company’s patented technologies.

We have accelerated our pace of sales and strategic initiatives with a robust gross margin profile, notably reducing the net loss, the adjusted EBITDA loss, and the net cash used in operating activities of SKYX on a sequential quarterly basis. Our e-commerce platform with 60 websites is expected to continue to provide additional cash flow to the Company.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced smart home and AI platform technologies, with over 100 U.S. and global patents and patent pending applications. Additionally, the Company owns 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with First-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions, including recent measures adopted by the federal government, on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

Ronald A. Both

Encore Investor Relations

rb@encore-ir.com

Dial-In Information:

Participating Management

SKYX Participating Members will Include:

●	Rani Kohen, Founder and Executive Chairman
●	Lenny Sokolow, CEO
●	Steve Schmidt, SKYX President (former CEO of Nielsen Data Corporation and former President of Office Depot International)
●	Marc Boisseau, CFO

Conference Call and Webcast Details

Event	SKYX Platforms Corp. Second Quarter 2026 Earnings Conference Call
Date	Wednesday, August 12, 2026
Time	4:30 p.m. Eastern Time
Participant dial-in	1-877-407-0792 (U.S./Canada) or 1-201-689-8263 (International)
Webcast	https://viavid.webcasts.com/starthere.jsp?ei=1772283&tp_key=ec3a5f5c6f

Call me™:

https://callme.viavid.com/viavid/?callme=true&passcode=13760591&h=true&info=company&r=true&B=6

Participants may use the dial-in numbers above and be assisted by an operator or use the Call me™ link for instant telephone access. The Call me™ link will become active 15 minutes before the scheduled start time.

Please connect at least 10 minutes before the start of the call to ensure timely participation.

Telephone Replay

A telephone replay is expected to be available approximately three hours after the conference call and will remain available through Friday, September 11, 2026, at 11:59 p.m. Eastern Time.

Replay dial-in: 1-844-512-2921 or 1-412-317-6671

SKYX PLATFORMS CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$25,661,471	$8,052,621
Accounts receivable	2,391,529	1,891,488
Inventory	4,329,056	4,250,168
Prepaid expenses and other assets	1,582,921	1,206,639
Total current assets	33,964,977	15,400,916

Long-term assets:
Property and equipment, net	1,174,819	1,347,640
Restricted cash	2,050,000	2,050,000
Right of use assets	16,297,093	17,502,685
Intangibles, definite life	4,254,042	5,051,949
Goodwill	16,157,000	16,157,000
Other assets	204,836	205,044
Total long-term assets	40,137,790	42,314,318

Total assets	$74,102,767	$57,715,234

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable and accrued expenses	$16,849,762	$16,014,585
Notes payable	84,153	356,474
Operating lease liabilities	2,464,494	2,589,994
Royalty obligations	925,000	1,300,000
Deferred revenues	2,367,098	2,082,622
Convertible notes related parties	332,639	350,000
Convertible notes	174,999	1,884,347
Total current liabilities	23,198,145	24,578,022

Long term liabilities
Long term accounts payable	664,573	552,354
Notes payable	145,022	145,022
Operating lease liabilities	16,645,760	17,791,453
Convertible notes	14,793,767	14,236,769
Total long-term liabilities	32,249,122	32,725,598

Total liabilities	55,447,267	57,303,620
Mezzanine equity
Series A Preferred Stock-shares authorized 400,000, outstanding 200,000 and 200,000	5,000,000	5,000,000
Stockholders’ equity (deficit)
Series A-1 Preferred Stock-shares authorized 480,000, outstanding 253,000 and 292,000	6,149,167	7,124,167
Series A-2 Preferred Stock-shares authorized 160,000, outstanding 60,000 and 60,000	1,500,000	1,500,000

Common stock and additional paid-in-capital: shares authorized 500,000,000 outstanding 135,228,628 and 117,666,800	240,270,643	203,046,051
Accumulated deficit	(234,264,310)	(216,258,604)
Total stockholders’ equity (deficit)	13,655,500	(4,588,386)

Total Liabilities and stockholders’ equity (deficit)	$74,102,767	$57,715,234

The accompanying notes are an integral part of the unaudited consolidated financial statements.

1

SKYX PLATFORMS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025

Revenue	$25,270,500	$23,061,655	$47,364,889	$43,175,593

Operating expenses
Cost of revenues	17,977,665	16,064,486	33,446,611	30,466,974
Selling and marketing expenses	6,785,963	6,185,017	13,853,792	13,012,437
General and administrative expenses	7,578,762	8,333,265	15,298,536	14,930,320
Total expenses, net	32,342,390	30,582,768	62,598,939	58,409,731

Loss from operations	(7,071,890)	(7,521,113)	(15,234,050)	(15,234,138)
Other expenses
Interest expense - related party	8,847	17,946	17,597	35,696
Interest expense, net	1,143,347	1,287,870	2,248,014	2,609,223
Total other expenses, net	1,152,194	1,305,816	2,265,611	2,644,919

Net loss	(8,224,084)	(8,826,929)	(17,499,661)	(17,879,057)

Preferred dividends - related party	15,000	10,000	30,000	20,000
Preferred dividends	241,500	259,226	476,045	468,374
Net loss attributed to common stockholders	$(8,480,584)	$(9,096,155)	$(18,005,706)	$(18,367,431)

Net loss per share - basic and diluted	$(0.06)	$(0.08)	$(0.14)	$(0.17)

Weighted average number of common shares outstanding – basic and diluted	134,536,560	107,117,216	132,022,211	105,776,714

The accompanying notes are an integral part of the unaudited consolidated financial statements.

2

SKYX PLATFORMS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025

Shares of preferred stock (Series A-1)
Balance, beginning of period	253,000	260,000	292,000	240,000
Preferred stock Conversion to common	-	-	(39,000)	(20,000)
Preferred stock issued pursuant to offerings	-	114,000	-	154,000
Balance, end of period	253,000	374,000	253,000	374,000

Preferred stock (Series A-1)
Balance, beginning of period	$6,149,167	$6,500,000	$7,124,167	$6,000,000
Preferred stock Conversion to common	-	-	(975,000)	(500,000)
Preferred stock issued pursuant to offerings	-	2,674,167	-	3,674,167
Balance, end of period	$6,149,167	$9,174,167	$6,149,167	$9,174,167

Shares of preferred stock (Series A-2)
Balance, beginning of period	60,000	-	60,000	-
Preferred stock Conversion to common	-	-	-	-
Preferred stock issued pursuant to offerings	-	-	-	-
Balance, end of period	60,000	-	60,000	-

Preferred stock (Series A-2)
Balance, beginning of period	$1,500,000	$-	$1,500,000	$-
Preferred stock Conversion to common	-	-	-	-
Preferred stock issued pursuant to offerings	-	-	-	-
Balance, end of period	$1,500,000	$-	$1,500,000	$-

Shares of common stock
Balance, beginning of period	133,487,783	104,952,630	117,666,800	103,358,975
Common stock issued pursuant to offerings	-	3,651,257	12,000,000	3,875,013
Common stock issued pursuant to conversion of preferred stock	-	-	812,501	251,935
Common stock issued pursuant to preferred dividends	9,397	-	14,923	-
Common stock issued pursuant to conversion of notes and accrued interest	674,253	-	914,901	-
Common stock issued pursuant to exercise of options and warrants	-	-	1,301,667	-
Common stock issued pursuant to services	1,057,195	2,177,304	2,517,836	3,295,268
Balance, end of period	135,228,628	110,781,191	135,228,628	110,781,191

Common stock and paid-in capital
Balance, beginning of period	$236,957,871	$183,832,707	$203,046,051	$179,837,253
Common stock issued pursuant to offerings	-	4,221,956	27,392,004	4,672,383
Common stock issued pursuant to conversion of preferred stock	-	-	975,000	500,000
Common stock issued pursuant to preferred dividends	15,000	-	23,044	3,870
Common stock issued pursuant to conversion of notes and accrued interest	761,163	-	1,288,949	-
Common stock issued pursuant to exercise of options and warrants	-	-	1,911,101	-
Common stock issued pursuant to services	2,536,609	3,612,365	5,634,494	6,653,522
Balance, end of period	$240,270,643	$191,667,028	$240,270,643	$191,667,028

Accumulated Deficit
Balance, beginning of period	$(225,783,726)	$(191,055,101)	$(216,258,604)	$(181,783,825)
Preferred dividends	(256,500)	(269,226)	(506,045)	(488,374)
Net loss	(8,224,084)	(8,826,929)	(17,499,661)	(17,879,057)
Balance, end of period	$(234,264,310)	$(200,151,256)	$(234,264,310)	$(200,151,256)

Total Stockholders’ Equity (deficit)	$13,655,500	$689,939	$13,655,500	$689,939

The accompanying notes are an integral part of the unaudited consolidated financial statements.

3

SKYX PLATFORMS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	(Unaudited)	(Unaudited)
	For the six months ended June 30,
	2026	2025
Operations:
Net loss	$(17,499,661)	$(17,879,057)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,268,397	2,280,154
Amortization of debt discount	556,998	556,998
Non-cash equity-based compensation expense	5,634,494	6,653,522
Equity-based payment of interest	699,998	-
Change in operating assets and liabilities
Inventory	(78,889)	680,904
Accounts receivable	(500,041)	84,663
Prepaid expenses and other assets	(376,074)	(615,235)
Deferred revenues	284,476	906,280
Operating lease liabilities	(1,271,193)	(1,141,327)
Royalty obligation	(375,000)	(200,000)
Accounts payable and accrued expenses	970,440	2,363,320
Net cash used in operating activities	(9,686,055)	(6,309,778)

Investing:
Purchase of property and equipment	(92,076)	(775,365)
Net cash used in investing activities	(92,076)	(775,365)

Financing:
Proceeds from issuance of common stock - offerings	29,000,000	4,809,138
Placement cost	(1,607,996)	(312,588)
Dividends paid	(506,045)	(484,504)
Proceeds from issuance of preferred stocks	-	3,850,000
Proceeds from exercise of warrants and options	1,911,101	-
Principal repayments of notes payable	(1,410,079)	(569,790)
Net cash provided by financing activities	27,386,981	7,292,256

Change in cash and cash equivalents, and restricted cash	17,608,850	207,113
Cash, cash equivalents and restricted cash at beginning of the period	10,102,621	15,500,495
Cash, cash equivalents and restricted cash at end of period	$27,711,471	$15,707,608
Cash paid during the period for:
Interest	1,139,304	1,378,223
Taxes	$-	$-

Supplementary disclosure of non-cash financing activities:
Fair value of shares to satisfy obligations under convertible notes	$588,950	$-
Preferred stock conversion to common stock	975,000	500,000
Accrued dividends payable	23,044	-

The accompanying notes are an integral part of the unaudited consolidated financial statements.

4

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization and impairment expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025

Net loss	$(8,224,084)	$(8,826,929)	$(17,499,661)	$(17,879,057)
Share-based payments	2,536,609	3,612,364	5,634,494	6,653,522
Interest expense	1,152,194	1,305,816	2,265,611	2,644,919
Depreciation, amortization	1,001,961	1,272,337	2,181,184	2,280,154
EBITDA, as adjusted	$(3,533,320)	$(2,636,412)	$(7,418,372)	$(6,300,462)

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